Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces First Quarter 2004 Financial Results

Plymouth Meeting, PA — May 10, 2004 — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the quarter ended March 31, 2004. The net loss applicable to common stockholders for the quarter ended March 31, 2004 was $4,363,000, or $(0.09) per share, as compared to $1,602,000, or $(0.04) per share, for the quarter ended March 31, 2003.

Genaera’s research and development expenses for the quarter ended March 31, 2004 were $3,137,000, compared to $1,734,000 for the same period in 2003. The increase was primarily due to expanded development efforts related to squalamine for treatment of age related macular degeneration (AMD) and resulting increases in nonclinical and clinical expenses including personnel and consulting expenses, some of which are partially offset by decreases in clinical trial expenses.

Genaera’s general and administrative expenses for the quarter ended March 31, 2004 were $1,426,000, compared to $457,000 for the same period in 2003. This difference is due principally to increases in personnel as a result of expanded development efforts, increased professional fees, charges related to stock compensation, and a charge related to continuing compensation.

The Company’s cash and investment balance was $29.2 million at March 31, 2004. During the quarter ended March 31, 2004, Genaera raised gross proceeds of $20.0 million through the sale of 4,950,500 shares of its common stock in a registered direct equity placement to institutional investors.

“We submitted our investigational new drug application for squalamine in ophthalmic indications, including “wet” age related macular degeneration to the FDA in the first quarter,” commented Roy C. Levitt, President and Chief Executive Officer of Genaera. “We are delighted that feedback from the Agency allows us to proceed into large-scale clinical trials, including Phase III. Genaera began Phase II trials in AMD during the current quarter and intends to start Phase III trials in AMD in early 2005.”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues	$136	$487

Costs and expenses
Research and development	3,137	1,734
General and administrative	1,426	457

	4,563	2,191

Loss from operations	(4,427)	(1,704)

Interest income	65	24
Interest expense	(1)	(34)
Gain on sale of equipment	—	130

Net loss	(4,363)	(1,584)
Dividends on preferred stock	—	18

Net loss applicable to common stockholders	$(4,363)	$(1,602)

Net loss applicable to common stockholders per share — basic and diluted	$(0.09)	$(0.04)

Weighted average shares outstanding — basic and diluted	51,027	35,666

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	March 31, 2004	December 31, 2003
Cash and investments	$29,194	$13,135
Prepaid expenses and other current assets	723	264
Fixed assets, net	1,003	1,095
Other assets	59	59

Total assets	$30,979	$14,553

Current liabilities	$3,134	$2,883
Long-term liabilities	578	1,048
Redeemable convertible preferred stock	—	—
Stockholders’ equity	27,267	10,622

Total liabilities and stockholders’ equity	$30,979	$14,553